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infoUSA Inc.
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Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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PRESS RELEASE

Contact: Arthur B. Crozier
Innisfree M&A Incorporated
(212) 750-5833

DOLPHIN ISSUES INITIAL INSPECTION REPORT TO IUSA STOCKHOLDERS

STAMFORD, CONNECTICUT, April 21, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C. which together own 2,000,000 shares, or 3.6% of the outstanding shares of infoUSA Inc. (NASDAQ : IUSA) issued the following letter today to IUSA stockholders.

April 21, 2006

Dear Fellow infoUSA Shareholders:

Dolphin has proposed a slate of three independent directors for election to the full board of infoUSA at the Company’s upcoming annual meeting on May 26, 2006. One reason why we have nominated this independent slate is our belief that the full board is unable to exercise control over its Chairman and CEO, Mr. Vinod Gupta.1

We want you to see first-hand the memorandum from the head of IUSA’s Audit Committee, Dr. Vasant Raval, who is running for re-election this year, along with Mr. Vinod Gupta and Dr. George Haddix. We obtained this memo and other supporting information from the Company through an inspection request under Delaware law, and the Court has recently permitted us to make it public. To read the memo please visit www.iusaccountability.com.

Over the past eight months we have highlighted what we believe to be many troubling issues at IUSA and stated that we would report our findings on related party transactions in particular.1

The attached memo is an initial report. We believe it demonstrates what is wrong with the full board. What is so troubling to us about this February 2005 memo and the full board’s actions?

●
For the first time it acknowledges in black and white that there is a significant problem of related party transactions between IUSA, Mr. Vinod Gupta and some of the directors. It purports to do an “in-depth” investigation, but only looks at 2004 when the board knew there was approximately $16 million of these transactions back to 1998;[1]

●
It isolates $632,000 of improper payments in 2004; but it fails to investigate nearly $1,000,000 of private jet and car reimbursements for this year as well as the propriety of items paid directly by IUSA that we found in our books and records search;

●	As far as we can tell, the board has taken no action to get Mr. Vinod Gupta to pay for the benefits that the Audit Committee determined that he improperly received;[2]

●
Then it blessed IUSA’s expending more shareholder funds ($5.0 million) to acquire the offending assets - the jets, the 80-foot yacht and the cars - to eliminate the technical “related party” nature of the transactions;

●
We believe that by acquiring these assets, IUSA no longer has to report to shareholders on their use as related party transactions. With less public disclosure, does this mean there will be more effective oversight on their use or that there will be less?

In October 2005, on IUSA’s third quarter earnings conference call, Mr. Vinod Gupta announced to the world that IUSA has “virtually eliminated such transactions [related party] going forward.” It appears to us that the form may have changed, but not the substance!

 WOW!

We don’t believe the IUSA full board, that has had 15 director departures in the past decade (with five directors serving for less than one year) is functioning!1

We believe that these matters are important to shareholders because they demonstrate that the full board is unwilling to effectively stand up to Mr. Vinod Gupta, even when it acknowledges that he has been the recipient of improper benefits. And this means to us that the full board is not dedicated to protecting the interests of all shareholders.

We discuss these matters in greater detail below. We believe this memorandum provides just one more reason why you should not be voting for the re-election of Mr. Vinod Gupta, Dr. Raval and Dr. Haddix at the May 26, 2006 annual meeting.

The February 2005 Raval Memorandum

The genesis of this memo appears to us to be a January 2005 Audit Committee meeting chaired by Dr. Raval and attended by Mr. Vinod Gupta and several of his family members, as well as a subsequent presentation to the full board on related party transactions.1

For 2004, the memo concerns $1,524,689 of reimbursements by IUSA to Annapurna Corporation and Aspen Leasing Services, Mr. Vinod Gupta’s personal corporations3, for use of private jets, an 80-foot yacht, the “American Princess”, personal residences, undefined “service charges for travel services”, lease/ownership of numerous cars and other watercraft as well as a $39,000 premium on a personal life insurance policy.

1.	The memorandum states that:

•	$631,899 of these charges for personal and unsupportable items “will be borne” by Mr. Vinod Gupta;

•	The current practice of fixed monthly reimbursements “is difficult to support under any circumstances,” and

•	Former director Harold Andersen, director Dennis Walker, and Annapurna Corporation have occupied IUSA’s facilities apparently without charge.

2. The memorandum doesn’t say if:

•	The $631,899 was ever repaid. We don’t see confirmation in the Company’s proxy statements or in the thousands of documents we received from IUSA.

•
The Board and/or its Committee(s) had previously approved these reimbursements before they were made. Our inspection did not reveal any evidence of prior approvals, but did reveal that the vast majority of these reimbursements to Vinod Gupta were OK’d by Mr. Gupta himself. Our inspection also did not reveal any minutes of Board meetings at which our concerns about related party transactions had been discussed, despite assurances from several Directors that they would be discussed at the October 2005 two-day board meeting.[1] It appears to us that the full board continues to be asleep at the switch.

3. Why didn’t Dr. Raval investigate further?

There’s significant history of these kinds of payments that Dr. Raval and the full Board should have known about. According to the Company’s Proxy Statements, IUSA made $14.34 million in such related party payments in 1998 through 2003.

•
In 2004, there is $929,000 of payments made to Annapurna Corporation for use of private jets and $57,000 to Aspen Leasing Services, for the use of numerous vehicles. With respect to these items, Dr. Raval merely wrote that “infoUSA now [in 2005] owns a share of Net Jet. Personal usage, if any, will have to be reported” and the “lease/ownership of the cars will be transferred over to IUSA.”

Even using the strategy set forth in the Raval memo, our inspection reveals that there are approximately $2.1 million of these types of charges for 2000 - 2004.5

In addition, for 2000-2005 we found approximately $8.7 million of reimbursements for private jet rides -- were all of these charges for legitimate business purposes? 6 Were all of the charges for the usage of the yacht for legitimate business purposes? We will have more to report on this!

Why did Dr. Raval not focus on the propriety of direct payments by IUSA in 2004 and other years related to the same expenditures? In 2004, we found over $300,000 of additional direct payments by IUSA for the 80-foot yacht, condos, leases on cars and a catamaran and the premium on another life insurance policy held by The Gupta Family Irrevocable Trust.7 For the 2000-2005 period, the figure is over $1,100,000 which includes $550,000 for operating expenses for the 80-foot yacht and its crew.8

Instead, the full Board simply had IUSA acquire the lease on the 80-foot yacht, the Everest Building, the skybox, the cars and the aircraft interests for $8.4 million and provide that now “personal use will have to be reported.”9 Wasn’t it reported before? If not, why not?

Other Curious Board Oversight

Another example of the full Board’s lax oversight of related party transactions with Mr. Vinod Gupta is the agreement to purchase a University of Nebraska skybox from his company Annapurna Corp.

o	The agreement to purchase the skybox from Annapurna was signed in April 2003.
o	The invoice confirming IUSA’s payment to Annapurna is dated in May 2003.
o	But in July 2003 the IUSA Audit Committee requested backup “supporting the price to be paid by the Company for the use of the SkyBox.” (emphasis added)
o	In October 2003, the Audit Committee, chaired by Dr. Raval, approved the deal - five months after the money had already been paid out.

This after-the-fact approval seems to us like a rubber stamp.

As a result of Dolphin’s recent application to the Court, IUSA is now required to provide us with books and records on related party transactions between Mr. Vinod Gupta and IUSA for 1998 and 1999. These proxy statements list an additional $5.4 million of such transactions. We will also report to all shareholders on this after we receive the documents.

What This Means for You and This Year’s Shareholders Meeting

The concerns raised by the Raval memo are just one more reason we have nominated a slate of three highly qualified and independent nominees with no ties to Dolphin or IUSA at this year’s May 26th annual shareholder meeting.

Our slate and its platform only seek to represent the interests of all unaffiliated shareholders.

We don’t believe IUSA’s incumbent directors, Mr. Vinod Gupta, Dr. Raval and Dr. Haddix have earned your support.

We look forward to communicating with you further in the course of this important election about our nominees and their platform, as well as the other issues raised by the documents IUSA has turned over to us and that the Court has now determined are not confidential. Dolphin’s only goal -- maximize value for all shareholders!

Sincerely,

Donald T. Netter
Senior Managing Director,
Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C., Sole Member

Attachment

[1]	Dolphin’s definitive Proxy Materials.
[2]	Records obtained from Dolphin’s books and records request.
[3]	Dolphin learned that Aspen Leasing Services is also wholly owned from records obtained from its books and records requests.
[4]	IUSA proxy materials. Includes $1.4 million in 1998, $4.0 million in 1999, $2.0 million in 2000, $2.1 million in 2001, $2.6 million in 2002 and $2.2 million in 2003.
[5]
From records obtained pursuant to Dolphin’s books and records request. Includes payments to Vinod Gupta affiliates for use of personal property (residences and watercraft), services charges for travel services, and a premium on a life insurance policy held by Vinod Gupta Irrevocable Trust. These payments per year are as follows: $632,000 in 2004, $529,000 in 2003, $508,000 in 2002, $263,000 in 2001 and $179,000 in 2000.

[6]
From records obtained pursuant to Dolphin’s books and records request. These reimbursements include the following amounts paid to Annapurna: $0.9 million in 2004, $1.1 million in 2003, $1.7 million in 2002, $1.9 million in 2001, $1.9 million in 2000 and $0.3 million plus $0.8 million paid directly to NetJets in 2005.

[7]
From records obtained pursuant to Dolphin’s books and records request. Includes an additional $36,696 for a premium on a life insurance policy for Vinod Gupta Irrevocable Trust; $57,543 to Aspen Leasing Company for leases on four automobiles and a catamaran; $75,840 paid for rent and maintenance on a condominium in Washington, D.C.; $48,000 to one of Mr. Vinod Gupta’s sons who is an IUSA employee for rent on a condominium in Maui, Hawaii; $23,163 for maintenance, housekeeping and condo association dues for the Maui condo; and $72,225 in direct payments related to the “American Princess” yacht, which includes reimbursement of crew, yacht maintenance, insurance and credit card reimbursements for crew members. Please note that the Maui condominium is described in the Raval Memo as being in “heavy use by customers and employees”.

[8]
From records pursuant to Dolphin’s books and records request. Includes the premium on a life insurance policy for Vinod Gupta Irrevocable Trust; leases on four automobiles and a catamaran; rent and maintenance on a condominium in Washington, D.C.; rent, maintenance, housekeeping and dues on a condominium in Maui, Hawaii; direct payments related to the “American Princess” yacht; and direct payments for use of a condo in San Mateo, California. This figure includes $348,000 in 2005, $313,000 in 2004, $292,000 in 2003, $165 thousand in 2002, $23,000 in 2001 and $15,000 in 2000.

[9]
In February 2005 an interest in a Gulf Stream IV was acquired for $2.6 million, a $2.2 million lease on “American Princess” yacht assumed, and $182,000 paid for autos. (See Footnote 2) $617,0000 was paid in May 2003 for rights to a skybox at University of Nebraska Football Stadium. (IUSA 10-K 3/15/04). In October 2001, IUSA assumed a $2.8 million mortgage on a building from Everest Investment Management (40% owned by Mr. Vinod Gupta). (IUSA Def 14A 4/2/04).

###

The following is a list of the names and stockholdings, if any, of persons who may be deemed to be “participants” in the solicitation of Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C with respect to the shares of the Company: Dolphin owns beneficially and of record 1,000 shares of common stock and beneficially but not of record an aggregate of 1,999,000 shares of common stock of the Company’s outstanding stock. Donald Netter, as Senior Managing Director of Dolphin Limited Partnership I, Brett Buckley, as Managing Director of Dolphin Limited Partnership I, and Justin Orlando, as Managing Director of Dolphin Limited Partnership I, may also be deemed to be participants but do not individually own any common stock of the Company. Malcolm “Mick” A. Aslin, Karl L. Meyer and Robert A. Trevisani, as nominees for election as directors of infoUSA Inc., may also be deemed to be participants but do not individually own any common stock of the Company.

Dolphin will be disseminating a proxy statement with respect to its solicitation in support of its nomination of directors at the Company’s 2006 annual meeting. Shareholders should read this proxy statement when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission’s web site at http://www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone (212) 750-5833

Memorandum of Dr. Vasant Raval

RELATED PARTY TRANSACTIONS

ANALYSES AND RECOMMENDATIONS

CLASSES OF TRANSACTIONS

At InfoUSA, past transactions can be classified into the following classes:

●	Annapurna

1. Netjet

●	Use of personal properties

1. Hillsborough estate

2. Maui condo

3. Cars—Leasing

4. Boat

●	Employees as contactors or consultants

●	Directors’ related party transactions

●	Other

Each class is discussed in the following paragraphs and recommendations follow the analysis.

ANNAPURNA

The firm, Annapurna, is wholly owned by the CEO and any transactions between Annapurna and InfoUSA are therefore related party transactions. These transactions may be essential for the business of InfoUSA. However, they may be subject to the following test:

1.	Is there a record of transaction authorization? Do we maintain documents on both sides to show the nature of services, who authorized, when delivered, and how paid?

2.	Could these services be procured from other sources? If so, what would be the price?

RECOMMENDATION/DECISION:

A large majority of these payments is comprised of the use of the Netjet. The jets are now owned by InfoUSA, so the question of related party payment to Annapurna for the use of such jets does not arise. In 2004, these payments amounted to $928,990.

This approach has created the need for InfoUSA employees (especially key officers) to report personal use, if any, of these jets. This needs to be documented and the value received should be paid by the employee to InfoUSA.

Entity	Class of transactions		2004 Amount	Comment
Annapurna	NetJet		$928,990	InfoUSA now owns a share of NetJet. Personal use, if any, will have to be reported.
Annapurna	Use of personal properties (residences)	Fixed monthly charge	120,000	No charges beginning 2005.
Annpurna	Use of personal properties (boat)	Employment Use of boat	123,899 154,000	InfoUSA will lease from an external party, not Annapurna, as and when needed.
Annapurna	Travel services	Service charges	195,000	Travel services will not be offered by Annapurna in 2005. These charges will not exist.
Annapuna	Contractor services		2,800

		TOTAL	$1,524,689

USE OF PERSONAL PROPERTIES

The use of personal property for business purposes can be expected. However, complications arise in the reimbursement of the related party. Here is an illustrative list of issues:

1.	Did InfoUSA truly benefit from the use? Some results may surface quickly, others may take a long time. Some benefits may be strictly indirect, others may be clearly direct.

2.
Could these services be procured from other sources? A hotel suite in place of the residence, or a boat rental from a third party. If equivalent services are procured from outside, what would be the cost? The market determines the value received by InfoUSA.

3.
Does the property manager keep a detailed audit trail similar to what third parties would maintain? In addition, information such as purpose of visit, etc. will also be necessary to prove the business use of personal properties.

Clearly, a fixed monthly payment in anticipation of use of a property cannot be easily supported as value received by InfoUSA.

RECOMMENDATIONS:

1.	Adopt a company policy that no such reimbursement shall be allowed. Employees affected should consider reporting unreimbursed employee expenses on their individual tax return to the IRS.

2.
A. somewhat less satisfactory option is to have the owner document actual business use of each personal property. A fair value of equivalent services can be computed and the owner employee could be reimbursed accordingly. This option will require that proper records are maintained by the owner employee and periodically audited by InfoUSA.

3.	A third option is the current practice of a fixed monthly reimbursement This is difficult to support under any circumstances.

Entity	Class of transactions		2004 Amount	Comment
Related party of CEO	Use of personal property	Monthly charges — Maui condo	$48,000	This property is currently in heavy use by customers and employees. Consequently, the transfer of funds will continue in 2005.
	Aspen Leasing	Fees for leasing	57,543	Lease /ownership of cars will be transferred over to InfoUSA.

EMPLOYEES AS CONTRACTORS

The Internal Revenue Services maintains a strictly monitored check list of conditions an employee must meet to be paid outside of the payroll for additional services or contracts. This means that any payment to employee, other than reimbursement of expenses incurred and paid by the employee, must flow through the payroll, which is subject to withholdings at the time of payment.

If a particular arrangement with an employee is in substance a contractual agreement beyond normal duties of the employee, it should be supported by the following tests:

1.	Does a consulting agreement exist?

2.	Is the nature of work substantive and beyond the scope of the employee’s normal duties?

3.	Are the duties/tasks definitive? Verifiable? Are the deliverables specified in the contract?

4.	Is there a proof of time spent on the contract outside of employment hours?

5.	Are the duties under the contract dissimilar from the nature of duties on the employment? Are these ongoing or one-time duties?

6.	Does the employee-contractor have any other employees? If so, are any other personnel of the contractor involved in contract fulfillment?

RECOMMENDATIONS:

1.	Unless there is evidence that the transaction is truly a contractual arrangement, pay the employees through payroll. All such payments should be subject to normal tax withholdings.

•	All contracts should be subject to sign offs by designated functions and the end-user beneficiary function in the company.

2.	If the person involved is a key officer of the company, any such compensation may need to be approved/reviewed by the compensation committee of the Board.

In the final analysis, the management favors carving out appropriate contracts with individual employees to ensure that transactions a legally compliant. For external reporting purposes, additional compensation to officers is included in the amounts reported on Form 10-K.

Entity	Employee	Office?		2004 Amount	Comment
White Oak Consulting	Ray Butkus	Yes	Monthly Triflex OneSource	$176,775 25,000 122,667
	Ed Mallin	Yes	Monthly Edith Roman	104,000 175,000
Albortz Corp.	Fred Vakili	Yes	Triflex OneSource/Edith Roman Trade Shows	50,000 50,000 8,040
LMDT	DJ Thayer	Yes	Rent Consulting	24,000 75,000
IT Marketing	Janet Thayer	Not an employee	Contractor fees (variable monthly)	79,139	Meets the definition of contractor.
Growth Quest	Monica Messer	Yes	OneSource/Edith Roman	50,000
	Rakesh Gupta	Yes	OneSource	40,000
	Raj Das	Yes	OneSouree	25,000
Financial Communications	L. Gupta	No	Expense reimbursement - fixed monthly	31,200

Use of InfoUSA Properties by Third Parties

Where key management, directors, CEO, or Board Members use InfoUSA resources (including properties), the company should be compensated for such use. An example in point is the Everest Building (discussed below).

Everest Building: The extension on the south side of the main Ralston building is occupied by several entities other than InfoUSA.

RECOMMENDATION:

1.	Related parties should pay InfoUSA for value received. This is should be under a formal contract, such as rental agreement.

2.	Any other related party tenants of other properties of InfoUSA should be identified. Such entities should enter into similar agreements with InfoUSA.

The Everest Building has several occupants; including InfoUSA, Herald (Andy) Andersen, PKWARE, Everest, Danny Walker, and Annapurna. The question of independence of a director may surface if the director or his organization is an occupant of InfoUSA premises and particularly, if no rental/lease agreement exists between InfoUSA, and the director or his organization. To avoid ambiguity on these grounds, it would help to have this question fully addressed by each director-occupant with InfoUSA.

DIRECTORS’ BENEFITS AND COMPENSATION

Entity	Class of transactions	2004 Amount of compensation	2004 Amount of expenses reimbursed	Comment
Dennis Walker	Board member	$60,000
Vasant Ravel	Board member	96,000
Elliot Kaplan	Board member	60,000	Included in Robins, Kaplan, Miller & Ciresi invoices
George Haddix	Board member	84,000
H. Andersen	Board member	84,000	$3,091
Richard Borda	Board member	84,000	3,003
	TOTAL	468,000	6,094

Directors’ compensation is approved appropriately, and full disclosure of such compensation is made in Form 10-K.

Directors’ Related Party Transactions

Entity	Class of transactions	Related party	2004 Amount	Comment
Robins, Kaplan, Miller & Corsi	Legal services	Elliot Kaplan (Director)	$575,876	The use of legal services from the firm is Maly on an ongoing basis, and is properly disclosed in the past.

OTHER

Entity	Employee	Class of transactions	2004 Amount	Comment
Gupta Family irrevocable trust	Vin Gupta	Term Life Ins. Policy premium	$39,000	Not a key-man policy. Payment should be made directly by Vin. Reimbursement may be grossed up, if the Board wishes, to compensate Vin for tax consequences.

CONCLUDING REMARKS

Based on the above decisions, the following charges will be borne by the CEO:

Item	Amount
Annapurna —Use of personal properties (residences)	$120,000
Annapurna —Use of personal property boat)	277,899
Annapurna —Service charges for travel services	195,000
Term life policy insurance premium to Gupta Family Irrevocable Trust	39,000
TOTAL	$631,899

It is important to note that this figure, $631,899, does not represent total savings for InfoUSA, for comparable services, as and when needed, will be procured front external sources. No attempt has bees made to estimate the future volume of services and their estimated cost.

Respectfully submitted to the Board of InfoUSA by

Vasant Raval, Chair

Audit Committee

Feb. 8, 2005